Exhibit 5.2

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

October 14, 2022

Caravelle International Group

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Re:	Caravelle International Group

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by Caravelle International Group, a Cayman Islands exempted company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an offering of an option (the “PubCo UPO”) to be granted to Chardan Capital Markets, LLC (“Chardan”) to purchase up to 158,125 units, with each unit consisting of one ordinary share of the Company (the “Ordinary Share”) and one right to receive one-tenth (1/10) of one Ordinary Share.

We have reviewed (i) the underwriting agreement, dated September 13, 2021, between Pacifico Acquisition Corp. (“Pacifico”) and Chardan, (ii) the unit purchase option, dated September 16, 2021, between Pacifico and Chardan, (iii) the Amended and Restated Agreement and Plan of Merger, dated as of August 15, 2022, by and among the Company, Pacifico, Pacifico International Group, Pacifico Merger Sub 2 Inc. and Caravelle Group Co., Ltd (the “Merger Agreement”) and (iv) the form of PubCo UPO to be entered into at the closing of the Mergers (as defined in the Merger Agreement). We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. In expressing the opinion below, we have also assumed the due authorization, execution and delivery of the PubCo UPO by the Company. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officer of the Company.

Based upon the foregoing, we are of the opinion that upon the closing of the Mergers, the PubCo UPO will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

The foregoing opinion is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

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October 14, 2022 Page 2

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP